EXHIBIT 4.1
                                                                     -----------



                          AMENDMENT TO RIGHTS AGREEMENT

         Amendment No. 4 to Shareholder Rights Agreement, dated as of June 13, 2005 (this "Amendment"), between WYNDHAM INTERNATIONAL, INC., a Delaware corporation (the "Company"), and AMERICAN STOCK TRANSFER AND TRUST COMPANY, a banking company organized under the laws of New York, as Rights Agent (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent are parties to a Shareholder Rights Agreement, dated as of June 29, 1999, as amended (the "Rights Agreement");

         WHEREAS, there is not as of the date hereof any Acquiring Person (as defined in the Rights Agreement) and there has not been a Distribution Date (as defined in the Rights Agreement);

         WHEREAS, no Triggering Event (as defined in the Rights Agreement), has occurred;

         WHEREAS, pursuant to Section 5.17 of the Agreement and Plan of Merger, dated as of June 14, 2005, by and among Wind Hotels Holdings Inc. ("Parent"), Wind Hotels Acquisition Inc. ("Merger Sub") and the Company (as the same may be amended from time to time, the "Merger Agreement"), immediately prior to the Effective Time (as defined in the Merger Agreement), the Rights Agreement shall, automatically and without any further action of any of the parties to the Merger Agreement or of the Board of Directors of the Company, and without the payment of any amounts to the holders the capital stock of the Company, terminate and shall cease to have any further force or effect); and

         WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 thereof;

         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

Section 1.        AMENDMENT TO DEFINITION OF "ACQUIRING PERSON."
Section 1(a) of the Rights Agreement is amended to add the following sentence after the last sentence thereof: "Notwithstanding anything in this Agreement to the contrary, neither Parent, Merger Sub, nor any of their Affiliates, stockholders or partners of such stockholders (the "Buyers") shall become or be deemed to be an Acquiring Person solely by virtue of or as a result of (i) the execution and delivery of the Merger Agreement or any agreements, arrangements or understandings entered into by the Buyers in connection with the Merger Agreement, including without limitation, the Voting Agreement (as defined in the Merger Agreement), (ii) the announcement of Merger Agreement or the transactions contemplated thereby, or (iii) the consummation of the transactions contemplated by the Merger Agreement upon the terms and conditions of the Merger Agreement."

Section 2. AMENDMENT TO DEFINITION OF "TRIGGERING EVENT." Section 1(xx) of the Rights Agreement is amended to add the following sentence after the last sentence thereof: "Notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred as a result of (i) the consummation of the merger contemplated by the Merger Agreement, (ii) the execution of the Merger Agreement or or any agreements, arrangements or understandings entered into by the Buyers in connection with the Merger Agreement, including without limitation, the Voting Agreement, (iii) the announcement or consummation of the transactions contemplated by the Merger Agreement, or (iv) any of the foregoing in combination."

Section 3. AMENDMENT TO SECTION 7(A). Section 7(a) of the Rights Agreement is amended by deleting the word "or" and adding a comma immediately preceding clause (iii) and by deleting the words "(the earlier of (i), and (ii) and (iii) being herein referred to as the "EXPIRATION DATE")" at the end of clause (iii) and adding the following, at the end of clause (iii): ", or (iv) immediately prior to the Effective Time of the Merger, but only if such Effective Time of the Merger shall occur (the earlier of (i), (ii), (iii) and (iv) being herein referred to as the "EXPIRATION DATE"). For purposes of clause
(iv) above, "Effective Time of the Merger" shall mean such time as a certificate of merger (the "Merger Certificate") is duly filed with the Secretary of State of the State of Delaware pursuant to Section 1.3 of the Merger Agreement or at such subsequent date or time as is specified in the Merger Certificate."

Section 4. NEW SECTION 35. A new Section 35 is added to read in its entirety as follows: "Section 35 Termination. Immediately prior to the Effective Time of the Merger, but only if such Effective Time shall occur, (a) this Agreement shall terminate and be of no further force and effect, (b) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including without limitation, the right to purchase or acquire Preferred Stock or any other Securities of the Company or any other Person. Notwithstanding the foregoing, Section 18 shall survive the termination of this Agreement."

Section 5. TERMINATION OF MERGER AGREEMENT. If for any reason the Merger Agreement is terminated and the merger contemplated thereby is abandoned, then this Amendment shall be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment.

Section 6. RIGHTS AGREEMENT AS AMENDED; EFFECTIVENESS. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein; the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

Section 7. COUNTERPARTS. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

Section 8. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 9. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Attest:                                      WYNDHAM INTERNATIONAL, INC.

By: /s/ Mark Chloupek                     By:  /s/ Mark A. Solls
    --------------------------                 ---------------------------------
Name:   Mark Chloupek                          Name:    Mark A. Solls
Title:  Senior Vice President                  Title:   Executive Vice President


Attest:                                        AMERICAN STOCK TRANSFER
                                               AND TRUST COMPANY
                                               as Rights Agent

By: /s/ Gail Domenech                      By: /s/ Paula Caroppoli
    ------------------------                   ---------------------------------
Name:   Gail Domenech                          Name:    Paula Caroppoli
Title:  Manager                                Title:   Vice President

                                    EXHIBIT A


Agreement and Plan of Merger, dated June 14, 2005, by and among Wyndham International, Inc., Wind Hotel Holdings Inc.("Parent") and Wind Hotels Acquisition Inc. ("Merger Sub").